UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 17, 2008

333-64122
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 17, 2008, Blast Energy Services, Inc. (“Blast”) and its wholly owned subsidiary Eagle Domestic Drilling Operations LLC (“EDDO”, and collectively with Blast, the “Company,” “we” and “us”) entered into a Compromise Settlement and Release Agreement (the “Settlement”) with Quicksilver Resources Inc. (“Quicksilver”) in the US District Court for the Southern District of Texas (the "Bankruptcy Court") in connection with our pending litigation with Quicksilver (the “Lawsuit”).

Pursuant to the Settlement, we and Quicksilver agreed to release all the claims we had against each other and certain related parties.  The Settlement also required that both we and Quicksilver use our best efforts to dismiss all pending claims and the Lawsuit we have against each other with prejudice.

In consideration for us agreeing to the terms and conditions of the Settlement, Quicksilver agreed to the terms and conditions of the Settlement and agreed to pay EDDO a total of ten million dollars ($10,000,000) (the “Settlement Fees”), payable as follows:

•	Five million dollars ($5,000,000) payable upon the parties’ entry into the Settlement, which funds EDDO has received to date;

•	One million dollars ($1,000,000) payable on or before the first anniversary date of the execution of the Settlement;

•	Two million dollars ($2,000,000) payable on or before the second anniversary date of the execution of the Settlement; and

•	Two million dollars ($2,000,000) payable on or before the third anniversary date of the execution of the Settlement.

In the event any Settlement Fees are not paid on their due date and Quicksilver’s failure to pay such Settlement Fees are not cured within ten (10) days after written notice of such failure is communicated by EDDO to Quicksilver, then all of the remaining payments are accelerated and are immediately due and payable. The first payment was funded to an escrow account on September 19, 2008 pending approval of the Settlement by Blast's senior debt holder Laurus Master Fund and the Bankruptcy Court.

The above description of the Settlement is qualified in its entirety by the actual Settlement filed herewith.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.                      Description

10.1*                      Compromise Settlement and Release Agreement

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

	By:	/s/ John MacDonald, CFO
John MacDonald
Chief Financial Officer
Principal Accounting Officer

Date: September 22, 2008